Exhibit No. 99.1

TRUSTEE STATEMENT OF COMPLIANCE

          Wells Fargo Bank Minnesota, National Association (the “Trustee”) hereby certifies that the Trustee has fulfilled its obligations under the Trust Agreement made as of October 1, 2001 between Credit and Asset Repackaging Vehicle Corporation, as depositor, and the Trustee, with respect to Public Credit and Repackaged SecuritiesSM(PCARS)SM Trust Series 2001-1 during the period from January 1, 2002 to December 31, 2002.

New York, New York
February 24, 2004

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION
By:	/s/ Joseph P. O’Donnell

	Name: Title:	Joseph P. O’Donnell Assistant Vice President